Exhibit 99.1

Curt  Hodgson and Dechomai  Asset  Trust execute agreement transferring  Legacy stock

BEDFORD, TX -- (GLOBAL NEWSWIRE) – October 1, 2019 – Legacy Housing Corporation (NASDAQ: LEGH) today announced Curtis D. Hodgson, Executive Chairman of the Board, entered into an agreement to convey 1,600,000 shares of Legacy’s common stock to Dechomai Asset Trust, a 501(c)(3) trust and charitable organization. Dechomai Asset Trust is a supporting organization for the Dechomai Foundation.

The Dechomai Foundation is a national donor advised fund that assists charitable organizations and donors in the process of receiving, managing, liquidating, and granting proceeds from non-cash donations. This helps charities receive as many charitable grants as possible, expanding the philanthropic pie. Dechomai allows other charities to outsource the expertise needed and the potential risks inherent in accepting non-cash assets. Dechomai accepts non-cash asset donations, provides administrative services, and then grants the net proceeds of the sale of the asset to the originating charity.

Dechomai already held 850,000 shares of Legacy stock from a previous donation by Mr. Hodgson.

Mr. Hodgson stated: “I have a long-standing relationship with Dechomai and the outstanding people there and I know this transaction will ultimately assist many deserving charitable organizations. This transaction enabled me to accelerate my long-term charitable plans in a manner that will provide benefits to Dechomai much sooner than I had previously hoped. I retain a significant position in Legacy stock and I remain completely committed and dedicated to the growth of Legacy in the near and the long-term.”

About Legacy Housing Corporation

Legacy Housing Corporation builds, sells and finances manufactured homes and "tiny houses" that are distributed through a network of independent retailers and company-owned stores and are sold directly to manufactured housing communities. We are the fourth largest producer of manufactured homes in the United States as ranked by the latest data available from the Manufactured Housing Institute. With current operations focused primarily in the southern United States, we offer our customers an array of quality homes ranging in size from approximately 390 to 2,667 square feet consisting of 1 to 5 bedrooms, with 1 to 3 1/2 bathrooms. Our homes range in price, at retail, from approximately $22,000 to $120,000.

Forward Looking Statements

Statements in this press release constitute forward-looking statements as defined in the Securities and Exchange Act of 1934 and the Private Securities Litigation Reform Act.  Forward-looking statements involve substantial risk and uncertainties that may cause actual results to differ materially from expectations. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release.  We disclaim any obligation to update forward-looking statements, except as required by applicable law.

Investor Inquiries:

Neal Suit, (817) 799-4906
investors@legacyhousingcorp.com

or

Media Inquiries:

Casey Mack, (817) 799-4904

pr@legacyhousingcorp.com